As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-235652

Registration No. 333-221253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-3 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Registration Statement No. 333-235652

Registration Statement No. 333-221253

Noble Midstream Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3011449
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas W. Christensen

Chief Financial Officer

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ryan J. Maierson

Kevin M. Richardson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), originally filed by Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission:

•

Registration Statement No. 333-235652 on Form S-3, filed on December 20, 2019, as amended by Amendment No. 1 filed on January 16, 2020, as further amended by Amendment No. 2 filed on January 24, 2020, registering 12,077,295 common units representing limited partner interests of the Partnership (“Common Units”); and

•	Registration Statement No. 333-221253 on Form S-3, filed on November 1, 2017, registering Common Units up to a maximum offering price of $125,000,000.

On March 4, 2021, Chevron Corporation, a Delaware corporation (“Parent”) and the indirect owner of approximately 62.4% of the total Common Units outstanding prior to completion of the Merger (as defined herein), caused its indirect, wholly-owned subsidiary NBL Midstream, LLC, a Delaware limited liability company, to deliver a written consent approving the adoption of that certain Agreement and Plan of Merger, dated as of March 4, 2021 (the “Merger Agreement”), by and among Parent, Cadmium Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdings”), Cadmium Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Merger Sub”), the Partnership and Noble Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership, and the transactions contemplated by the Merger Agreement, including the Merger (as defined below), for and on behalf of the limited partners of the Partnership. At the Effective Time (as defined below) of the Merger, pursuant to the terms of the Merger Agreement, each outstanding Common Unit, other than those held by Parent or any of its subsidiaries, was converted into the right to receive 0.1393 of a share of Parent’s common stock, par value $0.75, and Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership continuing and surviving as an indirect, wholly-owned subsidiary of Parent following the Merger.

The Merger became effective on May 11, 2021, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Partnership in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on May 11, 2021.

NOBLE MIDSTREAM PARTNERS LP

By:	Noble Midstream GP LLC,
its general partner

By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Senior Vice President, General Counsel and
Corporate Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.